File No. 33-77472
                                                  File No. 811-08468

                                  SCHEDULE 14A

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


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Filed by party other than the Registrant [ ]


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[ ]  Preliminary proxy statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or
     Rule 14a-12


                               Pioneer India Fund
                  (Name of Registrant as Specified in Charter)



    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required


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           PIONEER INDIA FUND PROXY SOLICITATION QUESTIONS AND ANSWERS

QUESTIONS ON THE PROXY STATEMENT

Q:       WHAT DO THE PROPOSALS FOR PIONEER INDIA FUND MEAN?

A:       Pioneer  India Fund has  called a meeting  for  shareowners  to vote on certain issues. The upcoming meeting is scheduled for September 15, 1998. THE FUND'S TRUSTEES, WHOSE PRIMARY FUNCTION IS TO PROTECT YOUR INTERESTS AS A SHAREOWNER, RECOMMEND THAT YOU VOTE FOR EACH PROPOSAL.

Here is what a FOR vote means for each of the proposals being considered.

PROPOSAL 1:

APPROVE A CHANGE TO THE FUND'S PRIMARY INVESTMENT FOCUS, allowing the Fund to broaden its investment exposure to include countries in Asia (excluding Japan) as well as the Indian Subcontinent. The Fund's name would change to Pioneer Indo-Asia Fund.

If Proposal 1 is approved, the Fund's investment objective will remain long-term capital growth. However, the Fund WOULD NOT be required to maintain a specific percentage of its assets in any single country in the region, including India. Additionally, if Proposal 1 is approved, the Fund's adviser will lower its annual management fee from 1.25% to 1.10% of the Fund's average daily net assets.

PROPOSAL 2:

ELECT NINE TRUSTEES TO THE BOARD. The Trustees supervise the Fund's activities and review contractual arrangements with companies that provide services to the Fund. All of the nominees currently serve as Trustees.

PROPOSAL 3(A), 3(B), 3(C) AND 3(D):

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           PIONEER INDIA FUND PROXY SOLICIATION QUESTIONS AND ANSWERS

MODERNIZE CERTAIN INVESTMENT RESTRICTIONS to conform to current standards in place for other Pioneer funds. The Trustees believe the proposed changes are appropriate and necessary to provide future flexibility in the Fund's investment operations. For detail on each of the proposed changes, we encourage you to review the Proxy Statement.

PROPOSAL 4:

RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP as the Fund's independent public accountants for the fiscal year ending October 31, 1998.

QUESTIONS ON PROPOSAL 1

Q:       HOW COULD A BROADER SPECTRUM OF INVESTMENTS HELP THE FUND?

A:       The Trustees believe the proposed change to the Fund's investment focus will be beneficial to current shareowners by making the Fund more competitive and more attractive to new investors.

Although  Pioneering  Management  Corporation  continues  to  believe in India's
long-term   prospects,   we  believe  that  most   investors   are  looking  for
opportunities in Asia on a regional basis as opposed to a single-country focus.

Specifically:

o We may be able to gather assets more effectively and take advantage of the efficiencies associated with managing a larger pool of assets, such as lower fixed expenses.

o Expanding the Fund's investment parameters to the Indo-Asian region (excluding Japan) gives us a bigger market in which to compete for assets.

Naturally, before proposing a change in the investment focus Pioneer undertook extensive research.
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           PIONEER INDIA FUND PROXY SOLICIATION QUESTIONS AND ANSWERS

Our research showed that:

o According to Strategic Insight, an independent financial reporting service, there were 13 non-proprietary funds invested in the Pacific Region (excluding Japan). As of March 31, 1998 those funds held $1.4 billion in assets vs. the $95 million held by the two India- focused funds (including the $13 million in Pioneer India Fund).

o The whole universe of 36 Pacific Region (excluding Japan) portfolios tracked by Strategic Insight represented $4.3 billion as of March 31, 1998.

Q:       WHY EXCLUDE JAPAN?

A:       Mutual funds that invest in the Pacific  Region are separated  into two categories: those that include Japan and those that exclude Japan. We believe the Fund would benefit most from investing in the developing Asian markets, outside of Japan.

Specifically:

o Japan is a more mature market and does not represent the growth potential of the region in the same way as other Indo-Asian countries.

o To invest in Japan and remain competitive with other funds that invest in Japan would require the Fund's portfolio to be weighted more heavily than we would like in the Japanese market. According to Morningstar, the average Japan weighting for 45 Pacific stock funds (including Japan) is 35.9% as of March 31, 1998. A weighting of this magnitude would diminish the impact of the less dominant countries in the portfolio.

Q:       WHERE WOULD THE NEW INVESTMENT POLICY ALLOW THE FUND TO INVEST?

A:       Australia,  Bangladesh,  China,  Hong Kong,  India,  Indonesia,  Korea,
Malaysia, Mongolia, New Zealand, Pakistan, the Philippines, Singapore, Sri Lanka, Taiwan and Thailand, as well as any other country in Asia (excluding Japan) to the extent that foreign investors are permitted to invest there.

Q:       WHY IS THE MANAGEMENT FEE BEING CHANGED?

A:       To further increase the Fund's  competitive  appeal in the larger arena of Asian regional funds (excluding Japan), the Fund's adviser, Pioneering Management Corporation, intends to reduce its annual management fee from 1.25% to 1.10% of the Fund's average daily net assets.

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           PIONEER INDIA FUND PROXY SOLICIATION QUESTIONS AND ANSWERS

Naturally, before proposing a change in the management fee Pioneer undertook extensive research.

Our research showed that:

o Management fees among the 27 Pacific Region (ex-Japan) funds tracked by the Lipper Analytical Services ranged from 0.75% to 1.25% as of December 31, 1997.

o Our proposed management fee of 1.10% would be just slightly above the 1.00% median of that Lipper universe (as of December 31, 1997).

Q:       WHAT  DOES A CHANGE TO THE  MANAGEMENT FEE MEAN FOR  THE FUND'S EXPENSE
         RATIO?

A:       Reducing the  management fee would bring the Fund's total expense ratio in line with its new competitive universe. With the new management fee structure, we estimate that Pioneer Indo-Asia Fund's total expense ratio would become 2.10% (after a voluntary management fee waiver and reimbursement of expenses) versus the current 2.25%.

Our research shows:

o        The   median   total   expense   ratio   for   the   universe   of   13
         dealer-distributed funds tracked by Lipper Analytical Services as of December 31, 1997 is 2.00%.

Q:       WHO WILL MANAGE THE FUND?

A:       Pioneer will continue to manage the Fund.  Christopher D. Lively,  CFA, has been responsible for the day-to-day management of the portfolio since March 1, 1998. Mr. Lively joined Pioneer in 1993 as an Asia analyst. He has previously served as an Assistant Portfolio Manager of the Pioneer International Growth Fund.

Q:       WHEN  WOULD THE FUND'S  NEW  INVESTMENT  FOCUS,  NAME AND  PROPOSED FEE
TAKE EFFECT?

A:       The effective date is expected to be October 1, 1998.

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           PIONEER INDIA FUND PROXY SOLICIATION QUESTIONS AND ANSWERS

QUESTIONS ON PROPOSAL 2

Q:       WHO IS BEING NOMINATED TO SERVE AS TRUSTEE?

A:       All  of  the  nine  nominees   currently   serve  as  Trustees.   Their
biographical information is included in the Proxy Statement. The Trustees' primary role is to protect your interests as a shareowner.

QUESTIONS ON PROPOSALS 3(A), 3(B), 3(C) AND 3(D):

Q:       WHY  ARE SO  MANY  CHANGES  BEING  PROPOSED  TO THE  FUND'S  INVESTMENT
         RESTRICTIONS?

A:       Since the Fund's inception,  the mutual fund industry has evolved.  The
Fund's Trustees believe the proposed changes are appropriate and necessary to update the Fund and modernize it to conform to current standards in the mutual fund industry, along with standards of other Pioneer funds.

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           PIONEER INDIA FUND PROXY SOLICIATION QUESTIONS AND ANSWERS

QUESTIONS ON PROPOSAL 4

Q:       WHO IS ARTHUR ANDERSEN LLP?

A:       Arthur Andersen LLP is one of the six largest CPA firms in the U.S. The firm is the current independent public accountants for the Fund and other Pioneer funds.

GENERAL QUESTIONS

Q:       WHO MAKES THE FINAL DECISIONS ABOUT THESE PROPOSALS?

A:       You do.  The  Trustees  you  have  elected  - whose  primary  role,  as mentioned, is protecting your interests as a shareowner - have unanimously approved the proposals and encourage you to vote FOR each. However, you must make the final decision, either by attending the meeting in person or by giving your proxy vote.

Q:       WHEN AND WHERE WILL THE MEETING TAKE PLACE?

A:       The meeting is scheduled for Tuesday, September 15, 1998, in Boston.

Q:       WHAT IF I HAVE QUESTIONS ABOUT MY INVESTMENT?

A:       The  investment  professional  that  you  purchased  Pioneer India Fund from can provide you with additional information as needed.

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